Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118369 and 333-98331) of Terremark Worldwide, Inc. of our report dated February 6, 2004, except Note 9, which is as of December 1, 2004, relating to the financial statements of Technology Center of the Americas, LLC, which appears in the Current Report on Form 8-K/A of Terremark Worldwide, Inc. dated March 2, 2005.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
March 1, 2005